UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2003

Nektar Therapeutics

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-23556	94-3134940
(Commission File No.)	(IRS Employer Identification No.)

150 Industrial Road

San Carlos, CA 94070

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (650) 631-3100

Item 5.  Other Events and Required FD Disclosure.

On October 9, 2003, Nektar Therapeutics (the “Company”) and certain holders of the Company’s outstanding 3.5% Convertible Subordinated Notes due October 2007 completed an exchange and cancellation of $50,000,000 in aggregate principal amount of the 3.5% Notes, for the issuance of $33,591,000 in aggregate principal amount of newly issued 3% Convertible Subordinated Notes due June 2010, in a limited number of privately negotiated transactions.

Certain material terms of the 3.5% Notes and the 3% Notes are described below.

Interest Rate

Interest on the 3.5% Notes accrues at a rate of 3.5% per year, and is paid on April 17 and October 17 of each year, commencing April 17, 2001.  Interest on the 3% Notes will accrue at a rate of 3% per year, and is paid on June 30 and December 30 of each year, commencing December 30, 2003.

Conversion

The 3.5% Notes are convertible into shares of the Company's common stock at an initial conversion price of $50.46, which is equal to a conversion rate of approximately 19.8177 shares per $1,000 principal amount of notes, subject to adjustment.  The 3% Notes are convertible into shares of the Company's common stock at an initial conversion price of $11.35 per share, which is equal to a conversion rate of approximately 88.1057 shares per $1,000 principal amount of notes, subject to adjustment.

Maturity

The 3.5% Notes mature on October 17, 2007.  The 3% Notes mature on June 30, 2010.

Redemption

We may redeem some or all of the 3.5% Notes at any time after October 17, 2003 at certain redemption prices dependent upon the date of redemption if the closing price of our common stock has exceeded 120% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive days.

We may redeem some or all of the 3% Notes at any time before June 30, 2006, at a redemption price of $1,000 per $1,000 principal amount plus a provisional redemption exchange premium payable in cash or shares of common stock, of $90.00 per $1,000 principal amount less the amount of any interest actually paid on such notes prior, to the provisional redemption date, if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice.  We also may redeem some or all of the 3% Notes at any time after June 30, 2006 by paying certain premiums on the notes based on the date of redemption.

Security

The 3.5% Notes are unsecured and subordinated to our existing and future senior indebtedness.  Other than approximately $2.7 million in aggregate principal amount of U.S. treasury securities pledged for the exclusive benefit of the holders of the 3% Notes, the 3% Notes are unsecured and subordinated to our existing and future senior indebtedness.

For additional information concerning this exchange and the terms and conditions of the 3% Notes, please refer to the exhibits to this Current Report on Form 8-K.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

Exhibit Number	Description
4.1	Indenture, dated October 9, 2003, by and between the Company and J.P. Morgan Trust Company, National Association, as trustee.
4.2	Resale Registration Rights Agreement, dated October 9, 2003, by and among the Company and the entities named therein.
4.3	Form of Convertible Subordinated Note due 2010
10.1

Pledge Agreement, dated October 9, 2003, by and among the Company, J.P. Morgan Trust Company, National Association, as trustee, and J.P. Morgan Trust Company, National Association, as collateral agent.

10.2	Exchange Agreement, dated October 3, 2003, by and among the Company and the entities named therein.
10.3	Exchange Agreement, dated October 3, 2003, by and between the Company and Alexandra Global Master Fund Ltd.
10.4	Amendment Number 1 to Exchange Agreement, dated October 9, 2003, by and among the Company and the entities named therein.
10.5	Amendment Number 1 to Exchange Agreement, dated October 9, 2003, by and between the Company and Alexandra Global Master Fund Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEKTAR THERAPEUTICS

Dated: October 9, 2003	By:	/s/ Ajay Bansal
Ajay Bansal

Chief Financial Officer and Vice
President, Finance and Administration